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                                                                      EXHIBIT 11


                               IKONICS CORPORATION

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)



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
                                                                        Nine Months Ended
                                                                        -----------------
                                                                 Sep 30, 2003     Sep 30, 2002
                                                                 ------------     ------------
Net earnings applicable to common shareholders                    $  324,999       $  240,100
   for basic and diluted earnings per share


Weighted average shares outstanding for basic
   earnings per share                                              1,248,127        1,253,390


Dilutive effect of stock options computed using the
   treasury stock method and the average market price                 18,837                0

Weighted average shares outstanding for diluted
   earnings per share                                              1,266,964        1,253,390

Basic earnings per share                                          $     0.26       $     0.19

Diluted earnings per share                                        $     0.26       $     0.19
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